Exhibit 10.1
EXECUTION VERSION

SECOND AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of October 27, 2014, by and among NATIONAL RETAIL PROPERTIES, INC., a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of May 25, 2011, as amended by that First Amendment dated as of October 31, 2012 (as so amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a)    The Credit Agreement is amended by inserting the following defined terms into Section 1.1. in the appropriate alphabetical order:

“Anti-Corruption Laws” means all Applicable laws concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit G to be executed and delivered by the Borrower, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Issuing Bank Commitment” means, with respect to an Issuing Bank, the aggregate Stated Amount of Letters of Credit that such Issuing Bank has agreed, in writing, to provide subject to the terms and conditions set forth in this Agreement. As of the Second Amendment Effective Date the amount of the Issuing Bank Commitment of each of Wells Fargo and Bank of America, N.A. is $25,000,000.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the Second Amendment Effective Date, including but not limited to Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Second Amendment Effective Date” means October 27, 2014.

(b)    The Credit Agreement is further amended by deleting the definitions of the terms “Potential Defaulting Lender”, “Sanctioned Entity” and “Transfer Authorizer Designation Form” from Section 1.1.

(c)    The Credit Agreement is amended by restating the definitions of “Applicable Margin”, “Capitalization Rate”, “Eligible Mortgage Note Receivable”, “Excluded Asset”, “Facility Fee”, “Guarantor”, “Issuing Bank”, “LIBOR”, “LIBOR Market Interest Rate”, “Permitted Liens”, “Sanctioned Person”, “Securitization Investment”, “Swingline Commitment”, “Termination Date”, “Unencumbered Asset Value” and “Unencumbered Assets” in Section 1.1. in their entireties to read as follows:

“Applicable Margin” means the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”). As of the Second Amendment Effective Date, the Applicable Margin is determined based on Level 2. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by Section 8.4.(m) but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings, the Applicable Margin shall be determined by the lower of such two Credit Ratings. During any period that the Borrower has received three Credit Ratings, the Applicable Margin shall be determined by the lower of the highest two Credit Ratings. During any period for which the Borrower has not received a Credit Rating from both of Moody’s and S&P, the Applicable Margin shall be determined based on Level 5.

Level	Borrower's Credit Rating (S&P/Moody's or equivalent)	Applicable Margin
1	A-/A3 (or equivalent) or better	0.875%
2	BBB+/Baa1 (or equivalent)	0.925%
3	BBB/Baa2 (or equivalent)	1.050%
4	BBB-/Baa3 (or equivalent)	1.250%
5	Lower than BBB-/Baa3 (or equivalent)	1.550%

“Capitalization Rate” means 7.50%.

“Eligible Mortgage Note Receivable” means a promissory note which satisfies all of the following requirements: (a) such promissory note is owned solely by the Borrower or a Wholly Owned Subsidiary; (b) such promissory note is secured by a first priority Mortgage; (c) neither such promissory note, nor any interest of the Borrower or such Subsidiary therein, is subject to (i) any Lien other than Permitted Liens of the types described in clauses (a) through (c) of the definition thereof or (ii) any Negative Pledge; (d) the real property subject to such Mortgage is not subject to any other Lien other than Permitted Liens of the types described in clauses (a) through (c) of the definition thereof; (e) the real property subject to such Mortgage is free of all structural defects, environmental conditions or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such real property; (f) such real property is occupied and is in operation (or will be in operation after the completion of construction (which is otherwise permitted hereunder) with respect to such real property); (g) any required principal, interest or other payment due under such promissory note is not more than 60 days past due; and (h) there exists no default or event of default under such promissory note.

“Excluded Asset” means either a lease by the Borrower or any Subsidiary, as lessor, of a real property asset, or a promissory note held by the Borrower or any Subsidiary which is secured by a Mortgage on real property, in either case where (a) any required base rental payment, or principal or interest payment, as the case may be, is more than 60 days past due or (b) in the case of a lease wherein the tenant is the subject of a Bankruptcy Proceeding, such lease has been rejected in bankruptcy; provided that assets with respect to real property subject to a lease rejected in bankruptcy shall cease to be considered Excluded Assets once such real property has been re-leased to a third-party which is not otherwise subject to clause (a) or (b) above.

“Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%
Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Facility Fee.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor”.

“Issuing Bank” means each of (a) Wells Fargo and Bank of America, N.A. and (b) any other Lender that becomes an Issuing Bank in accordance with Section 2.3.(l) following the Second Amendment Effective Date, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and, in the case of this clause (b), subject to such Lender’s acceptance of such appointment. Any reference to “Issuing Bank” herein shall be to the applicable Issuing Bank or all Issuing Banks, as the context may require.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (a) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (a) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (a) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate or reserves described in the preceding clause (b) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective. In no event shall LIBOR be less than zero.

“LIBOR Market Interest Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“Permitted Liens” means, as to any Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under the applicable provisions of Section 7.5.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens, if any, in favor of the Administrative Agent for its benefit and the benefit of the Lenders; (f) Liens in favor of the Borrower or a Wholly Owned Subsidiary securing obligations owing by a Subsidiary to the Borrower or a Wholly Owned Subsidiary; and (g) Liens in existence as of the Agreement Date and disclosed on Part II of Schedule 6.1.(f).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or a resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Securitization Investment” means an investment in residual interests in securitized pools of promissory notes, mortgage loans, chattel paper, leases or similar financial assets owned by the Borrower, its Subsidiaries, or any other Loan Party as of June 30, 2014.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.2. in an amount up to, but not exceeding, $65,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

“Termination Date” means January 31, 2019, or such later date to which the Termination Date may be extended pursuant to Section 2.11.

“Unencumbered Asset Value” means the sum (without duplication) of (a) the Real Property Value attributable to Unencumbered Assets which are not Excluded Assets; plus (b) aggregate book value of all Eligible Mortgage Notes Receivable; plus (c) all of the cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted in any way) of the Borrower and its Wholly Owned Subsidiaries; provided, however, that if the aggregate value of such cash and cash equivalents would exceed 2.0% of Unencumbered Asset Value, the value of such cash and cash equivalents in excess of 2.0% of Unencumbered Asset Value shall be excluded in the determination of Unencumbered Asset Value hereunder; plus (d) 50.0% of the book value of all Unencumbered Assets which are vacant but which have not been vacant for more than 12 months; all as determined in accordance with GAAP. If the aggregate value of the items described in the preceding clauses (b), (c) and (d) above exceeds 10.0% of Unencumbered Asset Value, the value in excess of 10.0% of Unencumbered Asset Value shall be excluded in the determination of Unencumbered Asset Value.

“Unencumbered Assets” means, collectively, each Property of the Borrower or any Wholly Owned Subsidiary that meets the following criteria: (a) such Property is fully developed as a retail property; (b) the Property is domestic and owned entirely by the Borrower and/or a Wholly Owned Subsidiary; (c) neither such Property, nor any interest of the Borrower or any Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (d) and clause (f) of the definition thereof) or a Negative Pledge; (d) if such Property is owned by a Wholly Owned Subsidiary (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens described in clauses (a) through (c) of the definition thereof) or to a Negative Pledge; and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

(d)    The Credit Agreement is further amended by deleting Section 2.2.(f) in its entirety.

(e)    The Credit Agreement is further amended by restating Section 2.3. thereof in its entirety to read as follows:

Section 2.3. Letters of Credit.

(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., the Issuing Banks, on behalf of the Lenders, agree to issue for the account of the Borrower (or the Borrower and any other Loan Party) during the period from and including the Second Amendment Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount; provided, however, that no Issuing Bank shall be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate face amount of Letters of Credit issued by such Issuing Bank would exceed (i) 50.0% of the L/C Commitment Amount or (ii) such Issuing Bank’s Issuing Bank Commitment. The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit hereunder. Notwithstanding anything herein to the contrary, an Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which, to the knowledge of such Issuing Bank, would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of a Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the relevant Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is 5 days prior to the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the relevant Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is 5 days prior to the Termination Date; provided, further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date so long as the Borrower delivers to the

Administrative Agent for the benefit of the relevant Issuing Bank and the Lenders no later than 30 days prior to the Termination Date cash collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit.

(c)    Requests for Issuance of Letters of Credit. The Borrower shall give an Issuing Bank and the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the relevant Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V., the relevant Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. Upon the written request of the Borrower, the relevant Issuing Bank shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued by it hereunder prior to the issuance thereof and (ii) each issued Letter of Credit issued by it within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)    Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank on or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to the Administrative Agent for the account of each Lender that has acquired a participation therein under the second sentence of Section 2.3.(i) such Lender’s Commitment Percentage of such payment.

(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the relevant Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the relevant Issuing Bank, or if the Borrower has failed to reimburse the relevant Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, after which the relevant Issuing Bank has notified the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 1:00 p.m., and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The minimum amount limitations of Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)    Effect of Letters of Credit on Commitments. Upon the issuance by an Issuing Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)    Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit issued by an Issuing Bank against such documents, such Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any

Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’, Administrative Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non‑application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the applicable Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.
(h)    Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the relevant Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Lenders, if any, required by Section 12.7. shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.6.(c).

(i)    Lenders’ Participation in Letters of Credit. Immediately upon the issuance by an Issuing Bank of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit, whether before the Termination Date or after. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.6.(c)).

(j)    Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing except as otherwise provided in Section 3.10(d). Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the relevant Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(f) or (g) or (iv) the termination of the Commitments. Each such payment to the Administrative Agent for the account of the relevant Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)    Information to Lenders. Promptly following any change in Letters of Credit outstanding, the relevant Issuing Bank shall deliver to the Administrative Agent who shall provide the same to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of the Administrative Agent from time to time, an Issuing Bank shall deliver any other information reasonably requested by the Administrative Agent with respect to such Letter of Credit that is the subject of the request. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.3.(j).

(l)    Addition of an Issuing Bank. A Lender may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Lender and such agreement shall specify such additional Issuing Bank’s Issuing Bank Commitment. The Administrative Agent shall notify the Lenders of any such additional Issuing Bank.

(f)    The Credit Agreement is further amended by restating Section 2.14. thereof in its entirety to read as follows:

Section 2.14. Increase of Commitments.

The Borrower shall have the right at any time and from time to time during the period beginning on the Effective Date through and including the date 180 days prior to the Termination Date to request increases in the aggregate amount of the Commitments (provided that after giving effect to any increases in the Commitments pursuant to this Section, the aggregate amount of the Commitments shall not exceed $1,000,000,000) by providing written notice to the Administrative Agent, which notice shall be irrevocable once given. Each such increase in the Commitments must be an aggregate minimum amount of $50,000,000 and integral multiples of $15,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ relative Commitments and after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.3.(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true or correct on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z)  the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each existing Guarantor authorizing the guaranty of such increase; and (ii) an opinion of counsel to the Borrower and such Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.14. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

(g)    The Credit Agreement is further amended by restating Section 2.16. thereof in its entirety to read as follows:

Section 2.16. Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

(h)    The Credit Agreement is further amended by restating Section 3.6.(d) thereof in its entirety to read as follows:

(d)    Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.11., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to 0.15% of the amount of such Lender’s Commitment (whether or not utilized). Such fee shall be due and payable in full on or before the date that is 30 days prior to the current Termination Date.

(i)    The Credit Agreement is further amended by restating Section 5.2. thereof in its entirety to read as follows:

Section 5.2. Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans and of the Issuing Banks to issue Letters of Credit, are all subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth clauses (a) and (b) of the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article V. have been satisfied.

(j)    The Credit Agreement is further amended by restating Section 6.01.(y) in its entirety to read as follows:

(y)    Sanctions and Anti-Corruption Laws. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a Sanctioned Person; (ii) is (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and no Letter of Credit, will be used (x) to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person or (y) in any manner that would result in a violation of Anti-Corruption Laws.

(k)    The Credit Agreement is further amended by restating Section 7.7. thereof in its entirety to read as follows:

Section 7.7. Use of Proceeds; Letters of Credit.

The Borrower shall use the proceeds of Loans and the Letters of Credit only (a) to refinance all of the Indebtedness outstanding under the Existing Credit Agreement and (b) for general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, use any part of such proceeds (i) to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, the Borrower may use proceeds of the Loans and Letters of Credit to purchase the Borrower’s common stock so long as such use will not result in any of the Loans, Letters of Credit or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System, (ii) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Country or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti‑Corruption Laws.

(l)    The Credit Agreement is further amended by restating Section 7.11. thereof in its entirety to read as follows:

Section 7.11. Guarantors.

(a)    Requirement to Become Guarantor. A Subsidiary shall be required to become a Guarantor within 15 calendar days of the satisfaction of all of the following: (i) either (x) such Subsidiary owns an Unencumbered Asset or other asset the value of which is included in the determination of Unencumbered Asset Value or (y) such Subsidiary directly or indirectly owns any Equity Interest in a Subsidiary described in the preceding clause (x), and (ii) such Subsidiary incurs or suffers to exist any Indebtedness that is not Nonrecourse Indebtedness; provided that the preceding clause (ii) shall not apply to (A) a Guarantee by National Retail Properties, LP (“NRPLP”) of customary exceptions to Nonrecourse Indebtedness of a Subsidiary of NRPLP for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to nonrecourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events) so long as the obligations of NRPLP in respect of such Guarantee are contingent and (B) Guarantees by NRPLP of Indebtedness of its Subsidiaries so long as the aggregate outstanding principal amount of such Indebtedness does not exceed $20,000,000 at any time. Within 15 calendar days thereof, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement (or if the Guaranty is not in effect, a Guaranty) executed by the Subsidiary described in clause (i) and, (ii) the items that would have been delivered under Sections 5.1.(a)(viii) through (xii), and (xvii) as if such Subsidiary had been a Guarantor on the Effective Date.

(b)    [Reserved.]

(c)    Release of a Guarantor. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iii) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release; and (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects on and as of the date of such request with the same force and effect as if made on and as the date of such request except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(m)    The Credit Agreement is further amended by restating Section 9.1.(e) thereof in its entirety to read as follows:

(e)    Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than (i) $2,497,116,408 plus (ii) 80.0% of the Net Proceeds of all Equity Issuances effected by the Borrower or any Subsidiary after June 30, 2014 (other than Equity Issuances to the Borrower or any Subsidiary).

(n)    The Credit Agreement is further amended by deleting Section 9.1.(h) thereof in its entirety.

(o)    The Credit Agreement is further amended by restating Section 9.2. thereof in its entirety to read as follows:

Section 9.2. Restricted Payments.

If any Event of Default exists, the Borrower shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payment other than cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.12. If an Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) exists or, if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Wholly Owned Subsidiary.

(p)    The Credit Agreement is further amended by restating Section 9.4. thereof in its entirety to read as follows:

Section 9.4. Certain Permitted Investments.

The Borrower shall not, and shall not permit any of its Subsidiaries to (a) make any Securitization Investments after the Agreement Date and (b) make any Investment, or otherwise own the following items, which would cause the aggregate value of such holdings of the Borrower and its Subsidiaries to exceed the applicable limits set forth below:

(i)    Investments in Unconsolidated Affiliates such that the aggregate book value of such Investments determined in accordance with GAAP exceeds 15.0% of Total Asset Value at any time;

(ii)    Mezzanine Investments, Securitization Investments, and Mortgage Receivables (including without limitation, Eligible Mortgage Notes

Receivable) such that the aggregate book value of all such Mezzanine Investments, Securitization Investments, and Mortgage Receivables, collectively, exceeds 10.0% of Total Asset Value at any time; provided that the aggregate book value of Mezzanine Investments and Securitization Investments, collectively, shall not exceed 5.0% of Total Asset Value at any time; and

(iii)    Unimproved Land and the aggregate Construction Budget for all real property, such that the current book value of Unimproved Land and the aggregate Construction Budget for all real property, collectively, exceeds 10.0% of Total Asset Value at any time; provided that the current book value of all Unimproved Land shall not exceed 5.0% of Total Asset Value at any time; and

(iv)    Investments in Equity Interests of any Person (other than their respective Subsidiaries and Unconsolidated Affiliates) such that such Investments in such Equity Interests exceeds 5.0% of Total Asset Value at any time.

In addition to the foregoing limitations, the aggregate value of all of the items subject to the limitations in the preceding clauses (b)(ii) through (b)(iv) shall not exceed 20.0% of Total Asset Value at any time.

(q)    The Credit Agreement is further amended by deleting Schedule I attached thereto and replacing it with Schedule I attached hereto.

(r)    The Credit Agreement is further amended by deleting Exhibit G attached thereto and replacing it with Exhibit G attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment, including the release contemplated by Section 3 below, is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)    A counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and all of the Lenders;

(b)    Revolving Notes executed by the Borrower, payable to each applicable Lender (but excluding any Lender that has elected not to receive Notes) and the Swingline Note executed by the Borrower;

(c)    An opinion of counsel to the Borrower and the other Loan Parties addressed to the Administrative Agent and the Lenders regarding such matters as the Administrative Agent may reasonably request;

(d)    A Disbursement Instruction Agreement effective as of the Second Amendment Effective Date;

(e)    Evidence that all fees payable by the Borrower to the Administrative Agent and the Lenders in connection with this Amendment have been paid; and

(f)    Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Release of Guarantors. Upon the effectiveness of this Amendment as provided in Section 2 above, the Administrative Agent and the Lenders agree that the Guarantors set forth on Schedule II attached hereto shall be released as Guarantors under the Guaranty in effect immediately prior to the effectiveness of this Amendment.

Section 4. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(b)    Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of the Borrower or any other Loan Party, or (2) any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party, other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

(d)    Guarantors. Schedule II attached hereto sets forth all of the Subsidiaries of the Borrower that are Guarantors immediately prior to the effectiveness of this Amendment. As of the effective date of this Amendment and after giving effect thereto, no Subsidiary is required to be a Guarantor pursuant to Section 7.11 of the Credit Agreement as amended by this Amendment.

Section 5. Reaffirmation of Representations and Borrower. The Borrower hereby reaffirms that the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

Section 6. Allocations. The Administrative Agent, the Borrower and each Lender agree that upon the effectiveness of this Amendment (the date of such effectiveness, the “Amendment Effective Date”), the outstanding Revolving Loans and the participation interests of the Lenders in any outstanding Letters of Credit and Swingline Loans shall be allocated among the Lenders in accordance with their respective Commitment Percentages calculated based on the Commitments of the Lenders set forth on Schedule I attached hereto (the “Post-Amendment Commitment Percentage”). To effect such allocations, each Lender whose Post-Amendment Commitment Percentage exceeds the amount of such Lender’s Commitment Percentage immediately prior to the effectiveness of this Amendment and any Lender providing a new Commitment shall make a Revolving Loan in such amount as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available (a) to each Lender whose Post-Amendment Commitment Percentage is less than the amount of such Lender’s Commitment Percentage immediately prior to the effectiveness of this Amendment as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date and (b) to the Exiting Lender (as defined below) as is necessary to repay in full the Revolving Loans owing to the Exiting Lender. The parties hereto confirm that the aggregate outstanding principal amount of the Revolving Loans immediately prior to the Amendment Effective Date is equal to the aggregate outstanding principal amount of the Revolving Loans immediately after giving effect to the Amendment. Except for any Revolving Notes to be provided to the Lenders in the principal amount of their respective Commitments, no other documents, instruments or fees (other than fees set forth in Section 2(e) above) shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).

Each of Citibank, N.A. and Morgan Stanley Bank, N.A., as new Lenders under the Credit Agreement on the Amendment Effective Date (each a “New Lender”), hereby agrees to provide a new Commitment in the amount set forth for such New Lender on Schedule I attached hereto. On the Amendment Effective Date, each New Lender agrees to become and shall be deemed a Lender for all purposes of the Credit Agreement, and each reference to the Lenders in the Credit Agreement shall be deemed to include the New Lenders. Each New Lender hereby appoints Wells Fargo Bank, National Association as the Administrative Agent and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and other Loan Documents as are delegated to the Administrative Agent by the terms thereof.

On the Amendment Effective Date, the Commitment of Citicorp North America, Inc. (the “Exiting Lender”) shall be terminated, all outstanding amounts due under the Credit Agreement and the other Loan Documents to the Exiting Lender on the Amendment Effective Date shall be paid in full, and the Exiting Lender shall cease to be a Lender under the Credit Agreement.

The Administrative Agent, the Borrower and each Lender confirms the amount of each such Lender’s Commitment is as set forth on Schedule I attached hereto.

Section 7. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 8. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the

Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated, unless otherwise specifically stated herein. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 13. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Credit Agreement to be executed as of the date first above written.

BORROWER:

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President and
Chief Financial Officer

STATE OF GEORGIA

COUNTY OF FULTON

BEFORE ME, a Notary Public in and for said County, personally appeared Kevin B. Habicht, known to me to be a person who, as Executive Vice President and Chief Financial Officer of National Retail Properties, Inc., the entity which executed the foregoing Second Amendment to Amended and Restated Credit Agreement, signed the same, and acknowledged to me that he did so sign said instrument in the name and upon behalf of said corporation as an officer of said corporation.

IN TESTIMONY WHEREOF, I have subscribed my name, and affixed my official seal, as of October 27, 2014.

/s/ Julie Rensink
Notary Public
My Commission Expires: September 11, 2018
[NOTARIAL SEAL]

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for National Retail Properties, Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Andrew W. Hussion
	Name:	Andrew W. Hussion
	Title:	Director

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for National Retail Properties, Inc.]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Asad Rafiq
	Name:	Asad Rafiq
	Title:	Vice President

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for National Retail Properties, Inc.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cory Clement
	Name:	Cory Clement
	Title:	Vice President

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for National Retail Properties, Inc.]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lori Y. Jensen
	Name:	Lori Y. Jensen
	Title:	Senior Vice President

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ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
	Name:	Brian Gross
	Title:	Authorized Signatory

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SUNTRUST BANK, as a Lender

By:	/s/ Francine Glandt
	Name:	Francine Glandt
	Title:	Senior Vice President

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CITIBANK, N.A., as a Lender

By:	/s/ Michael Chlopak
	Name:	Michael Chlopak
	Title:	Vice President

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BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Steve Whitcomb
	Name:	Steve Whitcomb
	Title:	Senior Vice President

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for National Retail Properties, Inc.]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

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for National Retail Properties, Inc.]

CAPITAL ONE, N.A., as a Lender

By:	/s/ Frederick H. Denecke
	Name:	Frederick H. Denecke
	Title:	Senior Vice President

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RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ James M. Armstrong
	Name:	James M. Armstrong
	Title:	Senior Vice President

SCHEDULE I

Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$110,000,000
Bank of America, N.A.	$80,000,000
PNC Bank, National Association	$65,000,000
U.S. Bank National Association	$65,000,000
Royal Bank of Canada	$65,000,000
SunTrust Bank	$52,000,000
Citibank, N.A.	$52,000,000
Branch Banking and Trust Company	$52,000,000
Morgan Stanley Bank, N.A.	$52,000,000
Capital One, N.A.	$30,000,000
Raymond James Bank, N.A.	$27,000,000
Total:	$650,000,000

SCHEDULE II

Released Guarantors

CCMH I, LLC
CCMH II, LLC
CCMH III, LLC
CCMH IV, LLC
CCMH V, LLC
CCMH VI, LLC
CNLRS Equity Ventures BEP, Inc.
CNLRS Equity Ventures Rockwall, Inc.
CNLRS Equity Ventures, Inc.
CNLRS Rockwall, L.P.
National Retail Properties Trust
National Retail Properties, LP
Net Lease Funding, Inc.
Net Lease Realty I, Inc.
NNN Acquisitions, Inc.
NNN CA AUTO SVC LLC
NNN Development, Inc.
NNN Equity Ventures Harrison Crossing, Inc.
NNN Equity Ventures, Inc.
NNN GP Corp.
NNN LP Corp.
NNN PBY LLC
NNN Retail FF Mabank LLC
NNN Sun LLC
NNN Texas GP Corp.
NNN TRS, Inc.
Orange Avenue Mortgage Investments, Inc.